Exhibit 5.22

CONSENT OF EXPERT

I, Sergio Brandão Silva, P.Geo., Exploration Director of Yamana Gold Inc., hereby consent to the inclusion and incorporation by reference in this registration statement on Form F-10 of Yamana Gold Inc., including any amendments thereto and any documents incorporated by reference therein (the “Registration Statement”) of the technical report entitled “Chapada Mine and Suruca Project, Goias State, Brazil, Technical Report pursuant to National Instrument 43-101 of the Canadian Securities Administrators” dated March 7, 2011 (the “Incorporated Information”).

I do also hereby consent to the reference to my name and to my involvement in the preparation of the Incorporated Information in this Registration Statement.

YAMANA GOLD INC.

By:	/s/ Sergio Brandão Silva
Name:	Sergio Brandão Silva, P.Geo.
Title:	Exploration Director

Date: April 25, 2011